September 26, 2002


Mr. Richard C. Barrett, Chairman
Stonebridge Funds Trust
1801 Century Park East, Suite 1800
Los Angeles, California 90067

Re:  Stonebridge Funds Trust (the "Trust")
     -------------------------------------

Dear Mr. Barrett:

By our execution of this letter agreement (the "Agreement"), Stonebridge Capital Management ("Stonebridge Capital"), to improve the performance of the Trust's portfolios, hereby waives a portion of the advisory fees it is entitled to receive pursuant to Section 6 of the Investment Advisory Agreements, both dated as of November 2, 1998 between the Trust and Stonebridge Capital, on behalf of the Aggressive Growth and Growth Funds, as follows for the fiscal year ending October 31, 2003:

                              CONTRACTUAL                     NET
                              ADVISORY       ADVISORY         ADVISORY
PORTFOLIO                     FEE            FEE WAIVER       FEE
----------------------------------------------------------------------
Aggressive Growth Fund        1.00%          .50%             .50%
Growth Fund                   .75%           .25%             .50%

Stonebridge Capital acknowledges that it will not be entitled to collect on or make a claim for waived fees at any time in the future. Stonebridge Capital agrees to continue such waivers for the portfolios through the end of the fiscal year (October 31, 2003).

STONEBRIDGE CAPITAL MANAGEMENT


By:     /s/ Debra L. Newman
    ----------------------------
Name:   Thomas A. Carter
Title:  Chief Financial Officer

Your signature below acknowledges Acceptance of this Agreement:


By:    /s/ Richard C. Barrett
    ----------------------------
Name:  Richard C. Barrett
Title: Chairman, Stonebridge Funds Trust